Exhibit 10.1

SECOND AMENDMENT TO STANDARD INDUSTRIAL LEASE AGREEMENT

THIS SECOND AMENDMENT TO STANDARD INDUSTRIAL LEASE AGREEMENT (this "Second Amendment"), is made as of January 23, 2020, by and between FREMONT BUSINESS CENTER, LLC, a Delaware limited liability company ("Landlord"), and INTEST SILICON VALLEY CORPORATION, a Delaware corporation ("Tenant").

 RECITALS

A.     Landlord is the successor-in-interest to Columbia California Warm Springs Industrial, LLC, a Delaware limited liability company, as owner of that certain building located at 47777 Warm Springs Boulevard, Fremont, California ("Building") and is the "Landlord" under that certain Standard Industrial Lease Agreement dated January 9, 2012 ("Original Lease"), as amended by that certain First Amendment to Standard Industrial Lease Agreement dated November 18, 2016 (collectively the "Lease"), entered into with Tenant for certain space comprising approximately fifteen thousand seven hundred forty-six (15,746) rentable square feet in the Building, as described more fully in the Lease ("Premises").

B.     Landlord and Tenant desire to further amend the Lease on the terms and conditions provided below.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Incorporation of Recitals. All of the recitals set forth above are hereby incorporated by reference in this Second Amendment.

2.     Definitions. All capitalized terms not otherwise defined in this Second Amendment herein shall have the meaning ascribed to them in the Lease.

3.     Term. Notwithstanding any provision to the contrary contained in the Lease, the term of the Lease shall be extended for a period of sixty-one (61) months commencing on November 1, 2020, and expiring on November 30, 2025 ("2020 Extended Term").

4.     Base Rent. Notwithstanding any provision to the contrary contained in the Lease, Base Rent payable during the 2020 Extended Term shall be as follows:

MONTHS	RATE PER SQ. FT. PER MONTH	MONTHLY BASE RENT
11/1/20 - 11/30/20	$0.0000	$ 0.00
12/1/20 - 10/31/21	$1.3500	$21,257.10
11/1/21 - 10/31/22	$1.3905	$21,894.81
11/1/22 - 10/31/23	$1.4322	$22,551.66
11/1/23 - 10/31/24	$1.4752	$23,228.21
11/1/24 - 10/31/25	$1.5194	$23,925.05
11/1/25 - 11/30/25	$1.5650	$24,642.80

Base Rent payable under the Lease prior to the commencement of the 2020 Extended Term shall be as set forth in the Lease.

5.     Additional Rent. During the 2020 Extended Term, Tenant shall continue to be responsible for all Additional Rent under the Lease, including, but not limited to, Tenant's Proportionate Share of Operating Expenses (including Landlord's cost to insure the Project), Taxes, and for all utilities consumed within the Premises, all as set forth in and pursuant to the terms of the Lease.

6.     Premises "As-Is". Landlord shall have no obligation to prepare the Premises for Tenant’s continued occupancy or provide an improvement allowance, it being acknowledged and agreed that Tenant is currently in possession of the Premises as Tenant under the Lease. Tenant accepts the Premises in their "as-is" condition.

7.     California Certified Access Specialist Inspection. Pursuant to the requirements of California Civil Code Section 1938, Landlord hereby notifies Tenant that the Premises have not been inspected by a California Certified Access Specialist (a "CASp"). As required by California Civil Code Section 1938(e), Tenant is hereby notified that:

"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or Landlord may not prohibit the Tenant or Tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the Tenant or Tenant, if requested by the Tenant or Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."

Should Tenant elect to have the Premises inspected by a CASp (the "Inspection"), the Inspection will be at Tenant’s sole cost and expense, limited to the Premises and must be performed by a CASp who has been approved or designated by Landlord prior to the Inspection or by a CASp. Any Inspection must be performed in a manner which reasonably minimizes the disruption of business activities at the Building and at a time mutually convenient to Landlord and Tenant. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp (the "Report"), (ii) keep the information contained in the Report confidential, except to the extent required by law or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal law as well as any other improvements or alterations required by the Report or that may be otherwise required to comply with applicable Laws or accessibility requirements (the "Access Improvements"). In the event there is a need to perform Access Improvements as a result of a CASp inspection performed at Tenant's election, Tenant agrees that it will diligently complete all such Access Improvements, at its sole cost and expense, in accordance with plans approved by Landlord pursuant to the Lease. This Section only applies to the Access Improvements that are required as a result of a CASp inspection performed at Tenant's election, and does not in any way amend or modify any other repair, maintenance, compliance with law or other obligation of Landlord or Tenant under the Lease.

8.     Notices. Payments of Rent and other payments due under the Lease, and notices to be delivered pursuant to the Lease, shall be paid or addressed, as applicable, as set forth in, and pursuant to the provisions of, Section 22.21 of the Original Lease. Notwithstanding the foregoing, Basic Lease Provisions, Items 1 and 2 are hereby deleted in their entirety and replaced as follows:

Basic Lease Provision – Item 1:

Landlord’s Address (for notices):     Fremont Business Center, LLC

c/o CIP Real Estate

19762 MacArthur Blvd., Suite 300

Irvine, California 92612-2498

Landlord’s Address (for Rent):         Fremont Business Center, LLC

c/o CIP Real Estate

19762 MacArthur Blvd., Suite 300

Irvine, California 92612-2498

Basic Lease Provision – Item 2:

Tenant’s Address (for notices):         inTest Silicon Valley Corporation

47777 Warm Springs Boulevard

9.     Brokers. Landlord and Tenant acknowledge that CIP Real Estate Property Services (the "Landlord's Broker") represented Landlord in this transaction and Newmark Knight Frank (the "Tenant's Broker") represented Tenant in this transaction. Landlord agrees to pay Landlord's Broker and Tenant's Broker any commission that may be due pursuant to a separate written agreement between Landlord and the Landlord's Broker and the Tenant's Broker. Landlord and Tenant each represent and warrant to each other that it has not had any dealing with any other real estate broker or finder with respect to this Second Amendment and agree to hold each other harmless from and against any and all damages, costs, expenses resulting from any claim(s) for a brokerage commission or finder’s fee that may be asserted against either of them by any broker or finder (other than Landlord's Broker and/or Tenant's Broker) with whom the other has dealt or with whom such other broker or finder claims to have dealt with.

10.    No Defaults. Neither Landlord nor Tenant are aware of (a) any defaults of Landlord or Tenant under the Lease, (b) any existing conditions, which upon giving notice or lapse of time or both would constitute a default under the Lease, or (c) any offsets or credits against the payment of Rent due Landlord under the Lease.

11.     Authority. Each party hereto and the person signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Second Amendment.

12.     Severability. If any term or provision of this Second Amendment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Second Amendment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Second Amendment shall be valid and enforced to the fullest extent permitted by law.

13.    Counterparts; Facsimile. This Second Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. This Second Amendment may be executed via facsimile (including as a .pdf which may be delivered electronically via e-mail) which facsimile (or .pdf) signature shall be as binding as an original.

14.     Affirmation of Lease/Amendment Controlling. Except as specifically amended and modified by this Second Amendment, the Lease is hereby affirmed and remains in full force and effect. In the event of any conflict between the terms of this Second Amendment and the Lease, the terms and conditions of this Second Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the date first set forth above.

LANDLORD:

FREMONT BUSINESS CENTER, LLC,

a Delaware limited liability company

By:      /s/ Eric Smyth
Name: Eric Smyth
Title:   Authorized Signatory

TENANT:

INTEST SILICON VALLEY CORPORATION,

a Delaware corporation

By:      /s/ Hugh T. Regan, Jr.

Name: Hugh T. Regan, Jr.

Its:       CFO

CONSENT OF GUARANTOR

The undersigned hereby consents to this Second Amendment and acknowledges and affirms that its guaranty of the full, faithful and timely payment and performance by Tenant of all the payments, covenants and other obligations of Tenant under or pursuant to the Lease, as amended hereby, shall continue in full force and effect.

INTEST CORPORATION, a Delaware corporation By: /s/ Hugh T. Regan, Jr. Name: Hugh T. Regan, Jr. Its: CFO

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